Exhibit 99.1

Solera National Bancorp Reports Fourth Quarter, Full Year 2013 Financial Results Reflecting Restructuring and Strategic Refocus, Organic Loan Growth, Asset Quality

Lakewood, CO., January 31, 2014 -- Solera National Bancorp, Inc. (OTCQB:SLRK), the holding company for Solera National Bank, today reported financial results for the three months and 12 months ended December 31, 2013.
For the quarter ended December 31, 2013, the Company reported a net loss of $638,000, or $0.25 per share, compared to net income of $113,000 or $0.04 per share for the three months ended December 31, 2012. For the year ended December 31, 2013, Solera reported a net loss of $655,000 or $0.25 per share, compared to net income of $281,000 or $0.11 per share for the year ended December 31, 2012.
The Company’s net loss in both periods reflect a restructuring charge taken in the fourth quarter 2013 to terminate a lease on a facility in Cherry Creek, CO and costs related to suspending plans to expand the Company’s Boulder, CO loan production office into a full-service banking facility. Fourth quarter and 2013 year-over-year comparisons reflected higher employee compensation and benefits related to expanding the residential mortgage lending business. Additionally, the Company incurred severance costs associated with the separation of executives during the fourth quarter 2013, while reducing idle overhead. The year’s results also included severance costs related to the retirement of the Company’s former CEO in the third quarter 2013.
John P. Carmichael, President and CEO, commented: “The Company’s results in fourth quarter and full year 2013 reflected decisive action taken to significantly scale back previous plans to expand Solera’s residential mortgage lending business. Higher interest rates and the rapid decline in mortgage refinancing activity in the second half of 2013 made it clear that mortgage activity, particularly refinancings, will return to more historical levels, which has caused Solera to respond accordingly.”
As a result, he explained, the Company will leverage its existing infrastructure and capacity, continuing to support residential mortgage lending, and heighten the Bank’s traditional focus on commercial banking through its loan production offices located in key market centers in Colorado.
“There is work ahead of us to reposition the Bank to operate productively, efficiently and to capitalize on our core strengths,” Carmichael said, “and we believe Solera has the firm footing needed to immediately begin pursuing a prudently revised set of objectives. Since joining Solera just prior to the start of the fourth quarter 2013, I have had the opportunity to see that Solera is uniquely positioned in an attractive demographic market, and I believe there is a tremendous opportunity to build on our existing infrastructure.
“We have an established presence, people and facilities in key Colorado market centers, including the Metro Denver area, Boulder, Durango and Colorado Springs. We have the capabilities to serve clients, win business and build market share.
“I am encouraged that fourth quarter and full year 2013 results reflect a number of positive ongoing trends. In particular, we are demonstrating growing interest income. Our loan portfolio, including both commercial and residential loans, increased by $20 million in 2013 compared to the previous year, with an approximate 50/50 split between commercial and residential mortgage loan growth. Increased deposits reflected organic growth and $6 million of acquired deposits, providing inexpensive liquidity to fund accelerating lending activity.

“The Bank ended the year exceeding accepted regulatory standards for a well capitalized institution. Our asset quality was nothing short of outstanding, including no non-performing loans, with no loan loss provision during the year. While we had to make some difficult decisions with respect to the entire operation to help ensure future efficiency and productivity, Solera’s fundamentals are sound and form a solid foundation to best position the entire operation for a prosperous future.”

Review of Operations
For the quarter ended December 31, 2013, the Company reported a net loss of $638,000, or $0.25 per share, compared to net income of $113,000 or $0.04 per share for the quarter ended December 31, 2012. Net interest income in fourth quarter 2013 was $1.22 million compared with $1.00 million in fourth quarter 2012. Both periods contained no provision for loan and lease losses.
Interest and fees on loans increased to $970,000 in fourth quarter 2013 compared with $835,000 in fourth quarter 2012, primarily reflecting growth in originated and retained residential mortgages, and growth in our commercial loan portfolio. Total interest income was $1.54 million for the quarter ended December 31, 2013 compared with $1.31 million for the quarter ended December 31, 2012.
“Even during the higher interest rate environment during the second half of 2013, purchase mortgage originations remained relatively consistent with the prior two quarters,” Carmichael said. “We continue to believe that new home mortgages, and particularly non-conforming mortgages, will be a viable contributor to our business going forward.”
Solera’s net interest margin was 3.00% in fourth quarter 2013, compared with 2.69% in fourth quarter 2012. On a consecutive quarter basis, the Bank grew quarterly margins from 2.82% in second quarter 2013 and 2.92% in third quarter 2013.
“The continuing shift in mix from lower yielding investment securities to commercial and residential mortgage loans contributed to the net interest margin expansion in the fourth quarter 2013,” noted Robert J. Fenton, COO and CFO. “Additionally, the slowdown in refinance activity resulted in lower premium amortization and therefore higher yields on our mortgage-backed securities.”
Total noninterest income in fourth quarter 2013 was $1.36 million compared with $351,000 in fourth quarter 2012, primarily reflecting a gain on loans sold of $1.17 million compared with $124,000 in fourth quarter 2012. On a consecutive quarter basis, the slowing of mortgage refinancing activity was reflected in a decline in gains on loans sold from $1.56 million in third quarter 2013.
Total noninterest expense in fourth quarter 2013 totaled $3.23 million compared with $1.24 million in fourth quarter 2012, reflecting expenses for the residential mortgage lending business launched in December of 2012, restructuring charges, and executive severance charges.
For the year ended December 31, 2013, the Company reported a net loss of $655,000 or $0.25 per share, compared with net income of $281,000 or $0.11 per share for the year ended December 31, 2012. Net interest income in 2013 was $4.60 million compared with $4.06 million in 2012. Neither year reflected any provision for loan and lease losses.
Interest and fees on loans was $3.58 million in 2013 compared with $3.27 million in 2012. Total interest income was $5.82 million in 2013 compared with $5.34 million in 2012, with a $305,000 increase in interest and fees on loans partially offset a $251,000 decrease in interest generated by investment securities. Total interest expense was $1.22 million in 2013 compared with $1.28 million in 2012. Net interest margin was 2.88% in 2013 compared with 2.79% in 2012.
Total noninterest income for the year ended December 31, 2013 was $7.40 million compared with $1.05 million for the year ended December 31, 2012, reflecting a gain on loans sold of $6.75 million compared with $149,000 the previous year. Despite the slowdown in the Company’s residential mortgage business,

Carmichael said the Bank expects to continue to generate significant gains from residential mortgages that it originates and sells.
Total noninterest expense in 2013 totaled $12.66 million compared with $4.83 million in 2012, primarily reflecting expenses for the residential mortgage lending business launched in December 2012, restructuring charges in fourth quarter 2013 of approximately $360,000, expenses incurred in the third quarter in conjunction with the retirement of Solera’s former President and CEO, additional executive severance costs in the fourth quarter, and expenses associated with one of the Bank’s two OREO properties.

Balance Sheet Review, Credit Quality and Shareholder Value
The Company demonstrated year-over-year loan growth as net loans, after allowance for loan and lease losses, increased to $78.17 million at December 31, 2013 compared with $58.74 million at December 31, 2012. Loans held for sale were $7.95 million at December 31, 2013 compared with $180,000 at December 31, 2012.
“We believe the year-over-year growth in loans held for investment, and the quality of our loan portfolio, are very positive signs that Solera can build a balanced high-quality commercial and residential loan portfolio,” Carmichael said. “The key to moving the Bank forward is to make a strategic transition that places the emphasis on these core lending activities, while building the business lines in a manner that is sustainable in many interest rate environments. We plan to add experienced commercial bankers, and leverage our status as a preferred Small Business Administration lender to develop SBA 7(a) and 504 lending opportunities.”
Total deposits at December 31, 2013 increased to $132.84 million compared with $124.73 million at December 31, 2012. Noninterest-bearing demand deposits grew 88% year-over-year, reflecting both organic expansion and acquired deposits.
The Bank’s loan quality measurements as of December 31, 2013, including a ratio of non-performing loans to gross loans of 0% and an allowance for loan losses to gross loans of 1.41%, indicate the Bank was able to prudently grow lending and maintain strong credit and risk management. The Bank had no non-performing loans as of December 31, 2013.
Solera's total assets were $169.68 million at December 31, 2013 compared with $153.90 million at December 31, 2012, primarily reflecting growth in the Bank’s loan portfolio, loans held for sale, and bank-owned life insurance, partially offset by lower investment securities related to changes in the Bank’s mix of investments as previously noted.
The Bank's capital ratios exceed regulatory requirements for a well-capitalized financial institution, with a tier 1 leverage ratio of 9.6%, a total risk-based capital ratio of 15.4% and tier 1 risk-based capital ratio of 14.4%.
Tangible book value per share, excluding accumulated other comprehensive income, was $6.96 at December 31, 2013, compared with $7.39 at December 31, 2012. Total stockholders' equity was $16.98 million at December 31, 2013 compared with $19.94 million at December 31, 2012, primarily reflecting a $2.56 million reduction in accumulated other comprehensive income as a result of the fair value of the Bank’s available-for-sale investment portfolio.
Carmichael concluded: “Even after refocusing our operation and branching efforts, we have the capacity to support and build residential mortgage and commercial banking efforts. We have an experienced team in place. Going forward, Solera intends to focus on its strongest opportunities in Colorado market centers we serve, including the Metro Denver area, Boulder, Durango and Colorado Springs.

“Solera offers a full range of commercial loan and deposit capabilities, complemented by treasury management services. We have a well-established tradition of serving the needs of small- and mid-sized businesses, and a specialty in meeting the banking needs of emerging markets. As we reposition the Bank’s operations, we plan to build on our successes and seek opportunities to grow and operate efficiently.”

About Solera National Bancorp, Inc.
Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank, which opened for business in September 2007. Solera National Bank is a community bank serving emerging businesses in Lakewood, Colorado with five additional loan production offices throughout the state. At the core of Solera National Bank is welcoming, inclusive and respectful customer service, a focus on supporting a growing and diverse Colorado economy, and a passion to serve the Hispanic community through service, education and volunteerism. For more information, please visit http://www.SoleraBank.com.

Cautions Concerning Forward-Looking Statements
This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. ("Company") and its wholly-owned subsidiary, Solera National Bank ("Bank"), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company's Securities and Exchange Commission filings. The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; general economic conditions may be less favorable than expected, causing an adverse impact on our financial performance; and the Company is subject to extensive regulatory oversight, which could restrain its growth and profitability. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

SOLERA NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
($000s)	12/31/2013	9/30/2013	12/31/2012
ASSETS
Cash and due from banks	$742	$1,432	$1,038
Federal funds sold	1,600	390	1,700
Interest-bearing deposits with banks	257	257	257
Investment securities, available-for-sale	69,839	77,648	84,710
FHLB and Federal Reserve Bank stocks, at cost	2,346	2,395	1,189
Gross loans	79,240	72,595	59,632
Net deferred (fees)/expenses	46	47	175
Allowance for loan and lease losses	(1,116)	(1,101)	(1,063)
Net loans	78,170	71,541	58,744
Loans held for sale	7,951	9,672	180
Premises and equipment, net	888	937	998
Other real estate owned	1,746	1,776	1,776
Accrued interest receivable	705	679	707
Bank-owned life insurance	4,316	4,277	2,067
Other assets	1,117	1,293	531
TOTAL ASSETS	$169,677	$172,297	$153,897

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing demand deposits	$6,362	$4,742	$3,387
Interest-bearing demand deposits	10,559	9,562	8,218
Savings and money market deposits	51,185	52,429	55,358
Time deposits	64,738	60,639	57,769
Total deposits	132,844	127,372	124,732

Accrued interest payable	63	78	56
FHLB borrowings	18,308	25,447	8,500
Accounts payable and other liabilities	1,487	1,143	668
TOTAL LIABILITIES	152,702	154,040	133,956

Common stock	26	26	26
Additional paid-in capital	26,558	26,493	26,206
Accumulated deficit	(8,015)	(7,377)	(7,359)
Accumulated other comprehensive (loss) income	(1,492)	(885)	1,068
Treasury stock, at cost, 14,208 shares	(102)	—	—
TOTAL STOCKHOLDERS' EQUITY	16,975	18,257	19,941
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$169,677	$172,297	$153,897

SOLERA NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
	Three Months Ended			Twelve Months Ended
($000s, except per share data)	12/31/2013	9/30/2013	12/31/2012	12/31/2013	12/31/2012
Interest and dividend income
Interest and fees on loans	$970	$949	$835	$3,577	$3,272
Interest on loans held for sale	75	112	—	402	—
Investment securities	473	432	465	1,762	2,013
Dividends on bank stocks	16	17	11	67	40
Other	3	3	3	9	10
Total interest income	1,537	1,513	1,314	5,817	5,335
Interest expense
Deposits	273	271	277	1,058	1,140
FHLB borrowings	41	40	33	160	131
Other	—	—	1	—	5
Total interest expense	314	311	311	1,218	1,276
Net interest income	1,223	1,202	1,003	4,599	4,059
Provision for loan and lease losses	—	—	—	—	—
Net interest income after provision for loan and lease losses	1,223	1,202	1,003	4,599	4,059
Noninterest income
Customer service and other fees	32	31	19	106	73
Other income	65	39	47	160	96
Gain on loans sold	1,174	1,564	124	6,750	149
Gain on sale of available-for-sale securities	93	49	161	387	730
Total noninterest income	1,364	1,683	351	7,403	1,048
Noninterest expense
Employee compensation and benefits	1,917	2,429	727	8,426	2,516
Occupancy	256	257	113	1,033	480
Professional fees	109	187	106	503	451
Other general and administrative	943	650	295	2,695	1,379
Total noninterest expense	3,225	3,523	1,241	12,657	4,826
Net (loss) income	$(638)	$(638)	$113	$(655)	$281

Earnings (loss) per share	$(0.25)	$(0.25)	$0.04	$(0.25)	$0.11
Tangible book value per share	$6.96	$7.21	$7.39	$6.96	$7.39
Net interest margin	3.00%	2.92%	2.69%	2.88%	2.79%

Asset Quality:
Non-performing loans to gross loans	—%	—%	0.02%
Non-performing assets to total assets	1.03%	1.03%	1.16%
Allowance for loan losses to gross loans	1.41%	1.52%	1.78%
Allowance for loan losses to non-performing loans	NM*	NM*	NM*
Other real estate owned	$1,746	$1,776	$1,776
* Not meaningful due to the insignificant amount of non-performing loans.

Selected Financial Ratios: (Solera National Bank only)
Tier 1 leverage ratio	9.6%	9.8%	10.8%
Tier 1 risk-based capital ratio	14.4%	15.0%	18.1%
Total risk-based capital ratio	15.4%	16.0%	19.3%